Exhibit 5.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the use, through attachment as an Exhibit to the registration statement on Form F-10 of Gold Standard Ventures Corp. (the “Registration Statement”), of our report to the shareholders of Gold Standard Ventures Corp. on the consolidated statements of financial position of Gold Standard Ventures Corp. as at December 31, 2011, December 31, 2010 and January 1, 2010 and the consolidated statement of comprehensive loss, cash flows and changes in shareholders’ equity for the years ended December 31, 2011 and December 31, 2010. Our report is dated April 27, 2012.

We also consent to the reference to us under the headings “Auditors, Transfer Agent and Registrar” and “Documents Filed as Part of the Registration Statement” in the Registration Statement.

/s/ DAVIDSON & COMPANY LLP

DAVIDSON & COMPANY LLP

Chartered Accountants

Vancouver, Canada

June 11, 2012